Three Board positions up for election	Call our office if you’d like to analyze cattle on our grids

Annual Meeting Set
For Kansas City

Three positions on U.S. Premium Beef’s Board of Directors will be up for election at this year’s annual meeting, which will be held on December 14 in Kansas City, MO. Board Chairman Mark Gardiner, Secretary Jerry Bohn and Doug Laue currently hold Seedstock, Odd Slot and Even Slot positions, respectively, on USPB’s Board. All three will seek re-election.

   Unitholders interested in serving on the Board of Directors must request an application from a Nominating Committee member and return the completed application by September 15, 2007. In order to effectively evaluate Board candidate eligibility and qualifications, all applicants are required to participate in an interview with the Nominating Committee. Only applicants who have completed this process will be eligible to be nominated for USPB’s Board election.

   Nominating Committee members are: Mary Ann Kniebel, Chairperson (785-349-2821), Matt Perrier, Secretary (620-583-5033), John Adams, (620-563-7607), Larry McDonald, (928-785-8601) and Joe Morgan (620-872-5834).♦

Japanese Demand Grows
With Supply of AV Cattle

Apparently Japanese consumers want U.S. beef. “The more age verified (AV) product we get, the more we sell into that market,” explains Peter Michalski, vice president International Division of National Beef.

   “Our volume of exports to Japan tripled in the last several months as the supply of AV cattle increased,” he adds. “Now we’re seeing that supply decrease and we have customers asking us constantly how many AV cattle we will expect for the next few months and what National Beef can do to get more AV cattle qualified for their market. National Beef remains the number one U.S. exporter of both frozen and chilled beef to Japan.”

   USPB continues to pay a $25 per head premium for USDA approved AV cattle. This premium, which is subject to change with market conditions, is in addition to premiums cattle may earn on any of USPB's grids.♦

Comparing USPB’s Base and Market Grids

The table below compares three cattle types priced on the USPB’s Base and Market grids for the delivery week of August 4, 2007. How cattle work on either grid will depend on the type and quality of the cattle and the grid inputs for the week of delivery. The Base grid’s cap on the plant average yield at 63.75% is currently making the Base grid’s hot price more favorable than the Market grid which uses actual yield of the cash cattle from Kansas, Texas and Oklahoma. If you would like to know how your cattle would perform on USPB’s grids, please call our office at 866-877-2525.♦

Did You Know...
 ✓USPB has unitholders’ delivery rights available for lease at $5 per head to members who want to deliver cattle.

✓USPB's Board has extended the company's policy to require unitholders to have cattle delivered against 90% of their Class A units or be assessed a non-delivery penalty of $13 per head on the number of units not delivered against below the 90% threshold for fiscal year 2008 which begins on August 26.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Choice/Select Spread Follows Seasonal Pattern	via e-mail to members who have provided e-mail addresses to us unless they request otherwise. Receiving the UPDATE electronically will enable us to provide you with more timely information.♦

USDA’s Choice/Select spread stabilized during July, trending sideways at approximately the long-term seasonal average. The reward for producing Choice carcasses on USPB’s Base grid was the leading source of grid premiums last month.

   Overall, Base grid cattle earned a respectable $18.69 per head in Quality Grade premiums in the four weeks ending July 28. (See USPB Benchmark Performance Data table at right.) However, cattle in the Top 25% on the Base grid earned an impressive $32.09 per head in Quality Grade premiums.♦

USPB UPDATE Is Available Via E-mail
Members wanting to receive the UPDATE via e-mail should e-mail our office at uspb@uspb.com to request to be put on our electronic mailing list if you have not already done so. Beginning with the September issue, USPB will only send the newsletter